Exhibit 99.1

NEWS RELEASE

Warner Chilcott Reports Operating Results for the Quarter Ended March 31, 2010

ACTONEL, ASACOL and LOESTRIN 24 FE fuel strong first quarter revenue and cash net income.

ARDEE, IRELAND, MAY 7, 2010 – Warner Chilcott plc (NASDAQ: WCRX) today announced its results for the quarter ended March 31, 2010. Revenue in the quarter was $761.3 million, an increase of $515.3 million, or 209.5%, over the prior year quarter. The primary drivers of the increase in revenue were the products acquired from The Procter & Gamble Company (“P&G”), primarily ACTONEL, ASACOL and ENABLEX, which together contributed $445.5 million of revenue growth in the quarter ended March 31, 2010, compared to the prior year quarter. For the quarter ended March 31, 2010, revenues contributed by all of the new products acquired from P&G totaled $478.3 million. Also contributing to the increase in revenue was growth in the net sales of LOESTRIN 24 FE, which contributed $26.4 million of revenue growth in the quarter ended March 31, 2010, compared to the prior year quarter. The growth delivered by these products was partially offset by net sales declines in certain other products.

The acquisition of the global branded prescription pharmaceuticals business (“PGP”) of P&G on October 30, 2009 (the “PGP Acquisition”) significantly impacted the Company’s financial position and results of operations in the quarter ended March 31, 2010. The Company reported a GAAP net (loss) of $(17.2) million, or $(0.07) per diluted share, in the quarter ended March 31, 2010, compared with GAAP net income of $43.3 million, or $0.17 per diluted share, in the prior year quarter. Included in cost of sales in the Company’s first quarter results was a $93.7 million expense, net of tax, attributable to a purchase accounting adjustment that increased the opening value of the inventories acquired in the PGP Acquisition. Also included in the results for the quarter ended March 31, 2010 was a $24.6 million gain, net of tax, resulting from the Company’s sale of certain inventories to LEO Pharma A/S (“LEO”) in connection with a transaction completed during the third quarter of 2009 (the “LEO Transaction”). Cash net income (“CNI”) for the quarter ended March 31, 2010 was $154.6 million compared to $97.7 million in the prior year quarter. Excluding the purchase accounting expense included in cost of sales and the gain relating to the sale of certain inventories in connection with the LEO Transaction, adjusted CNI was $223.7 million, or $0.88 per diluted share.

References in this release to “cash net income” or “CNI” mean our net income adjusted for the after-tax effects of two non-cash items: amortization (including impairments, if any) of intangible assets and amortization (including write-offs, if any) of deferred loan costs related to our debt. Reconciliations from our reported results in accordance with US GAAP to CNI, adjusted CNI and adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) for all periods are presented in the tables at the end of this press release.

Revenue

Revenue in the quarter ended March 31, 2010 was $761.3 million, an increase of $515.3 million, or 209.5%, over the prior year quarter. In addition to transactions such as the PGP Acquisition, period over period changes in the net sales of our products are a function of a number of factors including changes in: market demand, gross selling prices, sales-related deductions from gross sales to arrive at net sales and the levels of pipeline inventories of our products held by our direct and indirect customers. We use IMS Health, Inc. estimates of filled prescriptions for our products as a proxy for market demand in the U.S.

Net sales of our oral contraceptive products increased $23.7 million, or 32.3%, in the quarter ended March 31, 2010, compared with the prior year quarter. LOESTRIN 24 FE generated revenues of $78.8 million in the quarter ended March 31, 2010, an increase of 50.4%, compared with $52.4 million in the prior year quarter. The increase in LOESTRIN 24 FE net sales was primarily due to increases in filled prescriptions of 70.8% and higher average selling prices, offset in part by the impact of higher sales-related deductions primarily due to increased utilization of customer loyalty cards and the contraction of pipeline inventories relative to the prior year quarter.

Revenues of ACTONEL were $262.3 million in the quarter ended March 31, 2010. Revenues in North America totaled $153.8 million, including $120.3 million in the United States. Generic competition in Canada began to negatively impact our net sales of ACTONEL in the first quarter of 2010 and we expect generic competition in Western Europe to negatively impact our net sales of ACTONEL beginning in the fourth quarter of 2010. In addition, in the United States, ACTONEL continues to face market share declines due to the impact of managed care initiatives encouraging the use of generic versions of other products.

Net sales of our dermatology products increased $8.6 million, or 7.5%, in the quarter ended March 31, 2010, compared with the prior year quarter. Net sales of DORYX were essentially flat as compared to the prior year quarter as increases in filled prescriptions of 32.1% and higher average selling prices were offset by increases in sales related deductions and a contraction of pipeline inventories relative to the prior year quarter. The increase in sales related deductions compared to the prior year quarter was primarily due to the increased usage of our customer loyalty card for DORYX 150 mg. DOVONEX and TACLONEX revenues recorded during the quarter ended March 31, 2010 totaled $72.7 million, a net increase of $8.1 million as compared to the prior year quarter. As a result of the LEO Transaction and related distribution agreement with LEO, we record revenue and cost of sales at distributor margins for all TACLONEX and DOVONEX products. We will continue to record revenue and cost of sales from the distribution of the products for LEO during 2010 until the termination of the distribution agreement. This will continue to negatively impact our gross margin percentage during the distribution period.

Net sales of ASACOL in the quarter ended March 31, 2010 were $165.0 million. Revenues in North America totaled $152.2 million, including $147.4 million in the United States.

Cost of Sales (excluding Amortization of Intangible Assets)

Cost of sales increased $168.6 million, or 346.0%, in the quarter ended March 31, 2010 compared with the prior year quarter, due to the 196.8% increase in product net sales, the $105.5 million impact of the purchase accounting inventory step-up as a result of the PGP Acquisition that was recognized in cost of sales in the quarter and approximately $73.0 million of costs for DOVONEX and TACLONEX products distributed at nominal distributor margins under the LEO distribution agreement. This increase was offset in part by a $25.1 million gain relating to the sale of certain inventories in connection with the LEO Transaction and the favorable change in product mix as a result of the PGP Acquisition. Our gross margin percentage, as a percentage of total revenue, decreased from 80.2% in the quarter ended March 31, 2009 to 71.4% in the quarter ended March 31, 2010. Excluding the $105.5 million purchase accounting expense included in cost of sales as a result of the PGP Acquisition, the impact of the gain from the LEO Transaction ($25.1 million) and the impact of the costs from the LEO distribution agreement ($73.0 million), our gross profit margin on total revenue, excluding revenues under the LEO distribution agreement ($72.7 million), was 90.7%.

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses for the quarter ended March 31, 2010 were $320.1 million, an increase of $273.3 million, or 584.4%, from $46.8 million in the prior year quarter. A&P expenses in the quarter ended March 31, 2010 increased $23.3 million, or 303.8%, compared with the prior year quarter, primarily due to advertising and other promotional spending attributable to the acquired PGP products. Selling and distribution expenses for the quarter ended March 31, 2010 increased by $144.9 million, or 633.6%, compared to the prior year quarter. The increase is primarily due to the Sanofi-Aventis U.S. LLC (“Sanofi”) co-promotion expense of $107.1 million under the Actonel Collaboration Agreement between us and Sanofi, increased headcount resulting from the acquisition of the PGP sales forces as well as new expenses related to the acquired PGP products. G&A expenses in the quarter ended March 31, 2010 increased $105.1 million, or 647.6%, compared with the prior year quarter, due in large part to increases in infrastructure costs, compensation expenses and professional and legal fees primarily relating to the PGP Acquisition. Included in G&A expenses in the quarter ended March 31, 2010 were $11.5 million of legal, consulting and other professional fees relating to the PGP Acquisition, expenses payable to P&G under our transition services agreement of $22.8 million and severance costs of $12.5 million.

Research and Development (“R&D”)

Our investment in R&D for the quarter ended March 31, 2010 was $31.1 million, an increase of $7.2 million, or 30.5%, compared with $23.9 million in the prior year quarter. The quarter ended March 31, 2009 included $11.5 million of milestone payments including $9.0 million to Dong-A PharmTech Co. Ltd. (“Dong-A”), upon the achievement of a developmental milestone under our agreement for the development of an orally-administered udenafil product for the treatment of erectile dysfunction and $2.5 million to NexMed, Inc. (“NexMed”) in connection with our acquisition of NexMed’s U.S. rights to its topically applied alprostadil cream. Excluding these milestone payments in 2009, R&D expenses increased $18.7 million. The increase in R&D expenses in the quarter ended March 31, 2010 relative to the prior year quarter was primarily due to costs incurred relating to ongoing clinical studies, the addition of R&D projects from PGP and higher costs associated with an increase in personnel and facilities.

Amortization of intangible assets

Amortization of intangible assets in the quarters ended March 31, 2010 and 2009 was $160.9 million and $57.0 million, respectively. The increase in amortization expense in the quarter ended March 31, 2010 compared to the prior year quarter was due primarily to the amortization of intellectual property assets acquired in the PGP Acquisition which accounted for $120.8 million of the amortization expense in the quarter ended March 31, 2010. We expect amortization expense to significantly increase in 2010 as a result of the PGP Acquisition.

Net Interest Expense

Net interest expense for the quarter ended March 31, 2010 was $72.4 million, an increase of $54.4 million, or 301.8%, from $18.0 million in the prior year quarter. Included in net interest expense in the quarter ended March 31, 2010 was $19.6 million relating to the write-off of debt finance costs associated with the purchase and redemption of the remaining portion of our 8.75% senior subordinated notes due 2015 (the “Notes”) and with the optional prepayment of $400.0 million of indebtedness under our new senior secured credit facilities (the “New Senior Secured Credit Facilities”). Included in net interest expense in the quarter ended March 31, 2009 was $1.3 million relating to the write-off of debt finance costs associated with the optional prepayment of $100.0 million of indebtedness under our prior senior secured credit facilities. Excluding the write-off of debt finance costs, net interest expense increased $36.1 million. The increase in net interest expense in the quarter ended March 31, 2010 was primarily due to an increase in the amount of our outstanding indebtedness under our New Senior Secured Credit Facilities used to fund the PGP Acquisition relative to our total outstanding indebtedness in the prior year quarter.

Net Income, CNI and Adjusted CNI

For the quarter ended March 31, 2010, we reported a net (loss) of $(17.2) million, or $(0.07) per diluted share, CNI was $154.6 million, and adjusted CNI was $223.7 million, or $0.88 per diluted share. Earnings per share figures are based on 252.9 million diluted ordinary shares outstanding. In calculating CNI, we add back the after-tax impact of the amortization (including impairments, if any) of intangible assets and the amortization (including write-offs, if any) of deferred loan costs. These items are tax-effected at the estimated marginal rates attributable to them. In the quarter ended March 31, 2010, the marginal tax rate associated with the amortization of intangible assets was 8.8% and the marginal tax rate for amortization (including write-offs) of deferred loan costs was 9.0%. Adjusted CNI for the quarter ended March 31, 2010 represents CNI as further adjusted to exclude (1) $93.7 million, net of tax, in cost of sales attributable to a purchase accounting adjustment that increased the opening value of the inventories acquired in the PGP Acquisition that was recorded in cost of sales as that inventory was sold and (2) a $24.6 million gain, net of tax, resulting from our sale of certain inventories to LEO.

Liquidity, Balance Sheet and Cash Flows

As of March 31, 2010, our cash and cash equivalents totaled $246.0 million and our total debt outstanding was $2,520.1 million. We generated $245.2 million of cash from operating activities in the quarter ended March 31, 2010, compared with $105.3 million of cash from operating activities in the prior year quarter, an increase of $139.9 million.

Subsequent Events

Sanofi

In April 2010, the Company and Sanofi entered into an amendment to the Actonel Collaboration Agreement. Under the terms of the amendment, the Company took full operational control over the promotion, marketing and R&D decisions for ACTONEL in the United States and Puerto Rico, and assumed responsibility for all associated costs relating to those activities. Prior to the amendment, the Company shared such costs with Sanofi in these territories. The Company remained the principal in transactions with customers in the U.S. and Puerto Rico and continues to invoice all sales in these territories. In return, it was agreed that Sanofi would receive, as part of the global collaboration payments between the parties, collaboration payments from the Company based on an agreed upon percentage of U.S. and Puerto Rico net sales for the remainder of the term of the Actonel Collaboration Agreement, which expires on January 1, 2015.

Dong-A

In April 2010, the Company amended its agreement with Dong-A to add the right to develop, and if approved, market in the U.S. and Canada, Dong-A’s udenafil product for the treatment of lower urinary tract symptoms associated with Benign Prostatic Hyperplasia (“BPH”). This amendment resulted in the Company making an up-front payment to Dong-A of $20.0 million in April 2010, which will be included in R&D expense in the second quarter of 2010. Under the amendment, the Company may make additional payments to Dong-A in an aggregate amount of $25.0 million upon the achievement of contractually-defined milestones in relation to the BPH product. The Company also agreed to pay Dong-A a percentage of net sales of the BPH product in the U.S. and Canada, if any.

2010 Financial Guidance Update

Based on its first quarter results and current outlook for the remainder of 2010, the Company is affirming its full year 2010 financial guidance for revenue, Adjusted CNI and Adjusted CNI per share. Certain categories within the financial guidance are being updated. Of particular note are a 100 basis point increase in the range of expected gross margin on revenue and a 300 basis point increase in the range of expected income taxes as a percentage of earnings before taxes and amortization.

The Company currently anticipates that R&D expenditures will be in the range of $180.0 to $200.0 million, inclusive of the $20.0 million up-front payment to Dong-A described above. Offsetting the additional milestone payment is a $20.0 million reduction of expected internal R&D spend based on our current development plans.

Changes to the Company’s full year 2010 guidance are summarized on the last page which is attached as an exhibit to this release.

Investor Conference Call

The Company is hosting a conference call open to all interested parties, on Friday, May 7, 2010 beginning at 8:00 AM EST. The number to call within the United States and Canada is (877) 354-4056. Participants outside the United States and Canada should call (678) 809-1043. A replay of the conference call will be available for two weeks following the call and can be accessed by dialing (800) 642-1687 from within the United States and Canada or (706) 645-9291 from outside the United States and Canada. The passcode for the replay ID number is 71757054.

The Company

Warner Chilcott is a leading specialty pharmaceutical company currently focused on the gastroenterology, women’s healthcare, dermatology and urology segments of the North American and Western European pharmaceuticals markets. The Company is a fully integrated company with internal resources dedicated to the development, manufacturing and promotion of its products. WCRX-F

Forward Looking Statements

This press release contains forward-looking statements, including statements concerning our operations, our economic performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: our substantial indebtedness; competitive factors in the industry in which we operate (including the approval and introduction of generic or branded products that compete with our products); our ability to protect our intellectual property; a delay in qualifying our manufacturing facilities that produce our products or production or regulatory problems with either third party manufacturers upon whom we may rely for some of our products or our own manufacturing facilities; pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems, the continued consolidation of the distribution network through which we sell our products, including wholesale drug distributors and the growth of large retail drug store chains; the loss of key senior management or scientific staff; adverse outcomes in our outstanding litigation or an increase in the number of litigation matters to which we are subject; government regulation, including domestic and foreign health care reform, affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals; our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing new products at favorable prices and marketing such new products; our ability to obtain regulatory approval and customer acceptance of new products, and continued customer acceptance of our existing products; changes in tax laws or interpretations that could increase our consolidated tax liabilities; our ability to realize the anticipated opportunities from the PGP Acquisition; the other risks identified in our periodic filings including our Annual Report on Form 10-K for the year ended December 31, 2009, and from time-to-time in our public filings, financial statements and other investor communications.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in our forward-looking statements may not occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.

Reconciliations to GAAP Net Income

CNI

To supplement its condensed consolidated financial statements presented in accordance with US GAAP, the Company provides a summary to show the computation of CNI and Adjusted CNI. CNI is defined as the Company’s GAAP net income adjusted for the after-tax effects of two non-cash items: amortization (including impairments, if any) of intangible assets and amortization (including write-offs, if any) of deferred loan costs related to the Company’s debt. Adjusted CNI represents CNI as further adjusted to exclude one-time impacts from the LEO Transaction and the PGP Acquisition. The Company believes that the presentation of CNI and Adjusted CNI provides useful information to both management and investors concerning the approximate impact of the above items. The Company also believes that considering the effect of these items allows management and investors to better compare the Company’s financial performance from period-to-period, and to better compare the Company’s financial performance with that of its competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with US GAAP.

Adjusted EBITDA

To supplement its condensed consolidated financial statements presented in accordance with US GAAP, the Company provides a summary to show the computation of adjusted EBITDA taking into account certain charges that were taken during the quarters ended March 31, 2010 and 2009. The computation of adjusted EBITDA is based on the definition of EBITDA contained in the Company’s New Senior Secured Credit Facilities.

Company Contact:	Rochelle Fuhrmann
Investor Relations
973-442-3281
rfuhrmann@wcrx.com

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Quarter Ended
	Mar-31-10	Mar-31-09
REVENUE:
Product net sales	$709,456	$239,024
Other revenue	51,846	6,965

Total revenue	761,302	245,989

COSTS & EXPENSES:
Cost of sales (excludes amortization of intangible assets)	217,436	48,750
Selling, general and administrative	320,057	46,766
Research and development	31,148	23,872
Amortization of intangible assets	160,912	56,993
Interest (income)	(43)	(65)
Interest expense	72,441	18,082

(LOSS) / INCOME BEFORE TAXES	(40,649)	51,591
(Benefit) / provision for income taxes	(23,406)	8,255

NET (LOSS) / INCOME	$(17,243)	$43,336

(Loss) / Earnings per share:
Basic	$(0.07)	$0.17

Diluted	$(0.07)	$0.17

RECONCILIATIONS:
Net (loss) / income - GAAP	$(17,243)	$43,336
+ Amortization of intangible assets, net of tax	146,778	52,218
+ Amortization of deferred loan costs, net of tax	25,028	2,156

CASH NET INCOME	$154,563	$97,710

Non-recurring, one-time charges included above (net of tax):

+ Write-off of fair value step-up on acquired inventories	93,743	—
+ Gain recognized on sales of certain LEO inventories	(24,609)	—

ADJUSTED CASH NET INCOME	$223,697	$97,710

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

(Unaudited)

	As of March 31, 2010	As of December 31, 2009
ASSETS
Current assets:
Cash & cash equivalents	$246,000	$539,006
Accounts receivable, net	306,361	339,753
Inventories	157,922	236,203
Prepaid expenses & other current assets	177,403	229,309

Total current assets	887,686	1,344,271

Other assets:
Property, plant and equipment, net	184,275	177,825
Intangible assets, net	3,102,080	3,302,386
Goodwill	1,093,332	1,060,644
Other non-current assets	118,037	146,115

TOTAL ASSETS	$5,385,410	$6,031,241

LIABILITIES
Current liabilities:
Accounts payable	$179,439	$168,477
Accrued expenses & other current liabilities	676,044	719,180
Current portion of long-term debt	140,490	208,960

Total current liabilities	995,973	1,096,617

Other liabilities:
Long-term debt, excluding current portion	2,379,635	2,830,500
Other non-current liabilities	143,113	215,031

Total liabilities	3,518,721	4,142,148

SHAREHOLDERS’ EQUITY	1,866,689	1,889,093

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$5,385,410	$6,031,241

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(In thousands of U.S. dollars)

(Unaudited)

	Quarter Ended
	Mar-31-10	Mar-31-09
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) / income	$(17,243)	$43,336
Adjustments to reconcile net (loss) / income to net cash provided by operating activities:
Depreciation	7,491	3,026
Amortization of intangible assets	160,912	56,993
Write-off of fair value step-up on acquired inventories	105,504	—
Amortization of debt finance costs	27,512	2,566
Stock-based compensation expense	4,683	2,632
Changes in assets and liabilities:
Decrease in accounts receivable, prepaid and other assets	74,817	3,882
(Increase) in inventories	(29,988)	(3,702)
Increase / (decrease) in accounts payable, accrued expenses & other liabilities	22,541	(1,517)
(Decrease) in income taxes and other, net	(110,984)	(1,857)

Net cash provided by operating activities	$245,245	$105,359

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets	(2,900)	(2,900)
Capital expenditures	(15,462)	(6,548)

Net cash (used in) investing activities	$(18,362)	$(9,448)

CASH FLOWS FROM FINANCING ACTIVITIES:
Redemption of the Notes	(89,460)	—
Term repayments under New Senior Secured Credit Facilities	(429,875)	—
Term repayments under Prior Senior Secured Credit Facilities	—	(101,494)
Other	1,768	(15)

Net cash (used in) financing activities	$(517,567)	$(101,509)

Effect of exchange rates on cash and cash equivalents	(2,322)	—

Net (decrease) in cash and cash equivalents	$(293,006)	$(5,598)
Cash and cash equivalents, beginning of period	539,006	35,906

Cash and cash equivalents, end of period	$246,000	$30,308

WARNER CHILCOTT PUBLIC LIMITED COMPANY

Reconciliation of Net (Loss) / Income to Adjusted EBITDA

(In thousands of U.S. dollars)

(Unaudited)

	Quarter Ended
	Mar-31-10	Mar-31-09
RECONCILIATION TO ADJUSTED EBITDA:
Net (loss) / income - GAAP	$(17,243)	$43,336

+ Interest expense, as defined	72,441	18,017
+ (Benefit) / provision for income taxes	(23,406)	8,255
+ Non-cash stock-based compensation expense	4,683	2,632
+ Depreciation	7,491	3,026
+ Amortization of intangible assets	160,912	56,993
+ R&D milestone expense	—	11,500
+ Write-off of fair value step-up on acquired inventories	105,504	—
+ PGP Acquisition costs	11,506	—
+ Severance costs	12,530	—

Adjusted EBITDA of WC plc, as defined	$334,418	$143,759

+ Expenses of WC plc and other	6,093	2,373

Adjusted EBITDA of Warner Chilcott Holdings Company III, Limited, as defined	$340,511	$146,132

Note: Warner Chilcott Holdings Company III, Limited and certain of its subsidiaries are parties to our New Senior Secured Credit Facilities. Warner Chilcott plc is not a party to these agreements. Certain expenses included in Warner Chilcott plc’s consolidated operating results are not deducted in arriving at Adjusted EBITDA for Warner Chilcott Holdings Company III, Ltd and its subsidiaries.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

REVENUE BY PRODUCT

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended March 31,
	2010	2009
Women’s Healthcare:
Oral Contraceptives
LOESTRIN 24 FE	$78.8	$52.4
FEMCON FE	10.6	12.9
Other Oral Contraceptives	7.4	7.8

Total Oral Contraceptives	$96.8	$73.1

Hormone Therapy
ESTRACE Cream	$29.8	$23.2
FEMHRT	9.3	12.7
Other Hormone Therapy	7.4	6.3

Total Hormone Therapy	$46.5	$42.2

ACTONEL *	$262.3	$—
Other women’s healthcare products	10.7	4.1

Total Women’s Healthcare	$416.3	$119.4

Dermatology:
DORYX	$50.9	$50.4
TACLONEX	34.9	36.6
DOVONEX	37.8	28.0

Total Dermatology	$123.6	$115.0

Gastroenterology:
ASACOL	$165.0	$—

Urology:
ENABLEX *	18.2	—

Other:
Other products net sales	26.0	0.9
Contract manufacturing product sales	5.1	3.7
Other revenue	7.1	7.0

Total Revenue	$761.3	$246.0

*	Includes “other revenue” as classified in our condensed consolidated statement of operations.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

SUMMARY OF SG&A EXPENSES

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended
	Mar-31-10	Mar-31-09
Advertising & promotion	$31.0	$7.7
Selling & distribution	167.8	22.9
General, administrative & other	121.3	16.2

Total SG&A	$320.1	$46.8

WARNER CHILCOTT PUBLIC LIMITED COMPANY

2010 Full Year Financial Guidance

(In millions of U.S. dollars, except per share amounts)

	Original Guidance January 2010	Revised Guidance May 2010(1)
Adjusted Total Revenue (2)	$2,900 to $2,950	$2,900 to $2,950

Adjusted Gross Margin as a % of Adjusted Total Revenue (3)	88% to 89%	89% to 90%

Total SG&A Expenses (4)	$1,200 to $1,250	$1,200 to $1,250

Total R&D Expenses (5)	$180 to $200	$180 to $200

Total Income Tax Provision (6)	9%-10% of EBTA	12%-13% of EBTA

Adjusted Net Income (7)	$190 to $215	$180 to $205

Adjusted CNI (8)	$842 to $867	$842 to $867

Adjusted CNI per share (8) (9)	$3.30 to $3.40	$3.30 to $3.40

(1)	The 2010 revised guidance assumes that Roxane (a division of Boehringher Ingelheim Corporation) will not launch a generic Asacol 400 mg product at risk in 2010, accounts for the amendment to the Actonel Collaboration Agreement in April 2010 and does not account for the impact of any future acquisitions or new partnership or in-licensing transactions subsequent to the date hereof. In addition and as noted below, the 2010 revised guidance excludes the LEO arrangement. As a result of this arrangement, until the distribution agreement is terminated, the Company will continue to record revenue and cost of sales related to the LEO products and will recognize a portion of the gain relating to certain inventories of such products as they are sold in 2010.
(2)	Adjusted total revenue excludes the impact of the Company’s distribution arrangement with LEO.
(3)	Adjusted gross margin percentage excludes the amortization and impairments of intangible assets, the impact of the Company’s distribution arrangement with LEO and the purchase accounting impact of the step-up of certain PGP inventories acquired in the PGP Acquisition which is included in cost of sales as the inventory is sold.
(4)	Total SG&A expense does not include any amount that may be payable in connection with the potential settlement of our outstanding litigation.
(5)	The 2010 revised guidance includes an up-front payment to Dong-A of $20.0 million in connection with the BPH product in April 2010.
(6)	The total 2010 tax provision is estimated as a percentage of adjusted earnings before taxes and book amortization (EBTA).
(7)	A reconciliation of 2010 expected GAAP net income to expected adjusted net income excludes the impact of the LEO distribution arrangement and the step-up of certain PGP inventories.
(8)	A reconciliation of 2010 expected adjusted net income to expected adjusted cash net income adds back the expected after tax impact of the amortization of intangibles ($593 million) and the after tax impact of deferred financing fees ($69 million).
(9)	Expected adjusted cash net income per share is based on 255 million fully diluted ordinary shares.